Exhibit 21.1

SUBSIDIARIES OF DEBT RESOLVE, INC.

Subsidiary

Owner

DRV Capital LLC, a Delaware limited liability company

Debt Resolve, Inc.

EAR Capital I, LLC, a Delaware limited liability company

DRV Capital LLC.